EXHIBIT 99.1
FOR IMMEDIATE RELEASE
LANCE ANNOUNCES SHARE REPURCHASE PROGRAM
     CHARLOTTE, NC, AUGUST 18, 2005 — Lance, Inc. (Nasdaq: LNCE) today announced plans to begin the repurchase of up to one million shares of the Company’s common stock. The share repurchase was authorized earlier in 2005 by the Board of Directors and extends through January 31, 2006.
     Shares may be repurchased in the open market, through privately negotiated transactions or otherwise, depending on market conditions, share availability and other factors. The repurchases will be funded with available cash and existing borrowing facilities and may be commenced or suspended at any time without prior notice. The Company may repurchase shares under a Rule 10b5-1 plan to provide greater flexibility.
     “We believe that this repurchase program is an excellent opportunity to build long-term value for our stockholders and demonstrates the confidence we have in our company,” said David Singer, President and Chief Executive Officer of Lance, Inc. “Our strong balance sheet and cash flow enable us to repurchase shares while investing in our strategic growth plans.”
     Lance, Inc. manufactures and markets snack foods throughout most of the United States and other parts of North America.
     This news release contains statements which may be forward looking within the meaning of applicable securities laws. The statements may include projections regarding future earnings and results which are based upon the Company’s current expectations and assumptions, which are subject to a number of risks and uncertainties. Factors that could cause actual results to differ, including price competition, industry consolidation, raw material costs, food industry factors, effectiveness of sales and marketing activities and interest rate, foreign exchange rate and credit risks, are discussed in the Company’s most recent Forms 10-Q and 10-K filed with the Securities and Exchange Commission.